Credit Suisse International Focus Fund
Securities Purchases during an Underwriting involving
Credit Suisse Asset Management, LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended April 30, 2004


Portfolio:			Credit Suisse International Focus Fund


Security:			Taiwan Semiconductor ADR


Date Purchased:			11/11/2003


Price Per Share:		$10.66


Shares Purchased
by the Portfolio *:		193,100


Total Principal Purchased
by the Portfolio *:		$2,058,446


% of Offering Purchased
by the Portfolio:		.19310%


Broker:				Merril Lynch


Member:				CS First Boston